Exhibit 5

June 14, 2007

FPL Group, Inc.
700 Universe Boulevard
Juno Beach, Florida 33408

Ladies and Gentlemen:

As Vice President & General Counsel of FPL Group, Inc., a Florida corporation ("FPL Group"), I have participated in the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed by FPL Group with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof in connection with the FPL Group, Inc. 2007 Non-Employee Directors Stock Plan ("Directors Plan").  The Registration Statement registers up to 450,000 shares of FPL Group common stock, $.01 par value ("Common Stock"), for issuance under the Directors Plan (the "Shares"). This opinion is given with respect to the Shares to the extent they are newly-issued shares of Common Stock.

In connection therewith, I have reviewed (i) FPL Group's Restated Articles of Incorporation as amended to the date hereof ("FPL Group Charter") and FPL Group's Bylaws as amended to the date hereof; (ii) the Directors Plan; (iii) resolutions adopted by the Board of Directors of FPL Group on February 16, 2007, with respect to the adoption of the Directors Plan and authorization and registration of the Shares; (iv) a proposal approved by the shareholders at the 2007 Annual Meeting of the Shareholders of FPL Group with respect to the Directors Plan; and (v) such other corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion.

I have also reviewed the relevant statutory provisions of the Florida Business Corporation Act and such other legal authority in Florida as I have deemed relevant.

Based upon the foregoing, I am of the opinion that the Common Stock related to the Shares will be validly issued, fully paid and non-assessable when issued in accordance with the terms set forth in the Directors Plan and as contemplated by the Registration Statement.

I am a member of the Florida Bar, and the foregoing opinion is limited to the laws of the State of Florida and the federal laws of the United States insofar as they bear on the matters covered hereby.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ EDWARD F. TANCER

Edward F. Tancer, Esq.